Exhibit 4.7

Form of

Rollover Option Agreement

Relating to the grant of an option to acquire shares in ArQit Quantum Inc.

between

ArQit Limited

ArQit Quantum Inc.

and

[Name of optionholder (A)]

(i)

This Agreement is made on September 2021

Between:

(1)	ArQit Limited (company no. 10544841) whose registered office address is 3 More London Riverside, London, SE1 2RE (the “Original Grantor”);
(2)	ArQit Quantum Inc., a Cayman Islands exempted limited liability company with registered number 374857 and whose registered office is at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”); and
(3)	[Name of Optionholder (A)] of [Address (B)] (the “Optionholder”).

Whereas:

(A)         By an agreement dated [Grant Date Of Original Option (C)] (the “Original Grant Agreement”), the Original Grantor granted to the Optionholder an option over ordinary shares in the capital of the Original Grantor.

(B)         The Company has obtained Control of the Original Grantor pursuant to the terms of a business combination agreement dated 12 May 2021 between the Company, the Original Grantor and others (the “BCA”).  In accordance with the terms of the BCA, the Company is the new holding company of the Original Grantor and all shareholders of the Original Grantor have become shareholders of the Company.

(C)         The Optionholder remains an employee of the Original Grantor.

(D)         By execution by deed of an offer letter sent to the Optionholder in April 2021, the Optionholder has confirmed that he/she wishes to surrender the Original Option (as defined below) in consideration of the grant of a replacement option by the Company to the Optionholder on the terms set out in this Agreement.

(E)         The Company wishes to grant a replacement option to the Optionholder in consideration of the release of the Original Option on the terms set out in this Agreement.

(F)         The Directors of the Company consider that it is in the best interests of the Company to retain and incentivise the Optionholder and have therefore determined to grant him an option to acquire shares in the capital of the Company on the terms contained in this Agreement.

It is agreed:

1.           DEFINITIONS AND INTERPRETATION

1.1         Definitions

In this Agreement, the following words and expressions shall have the following meanings:

“Business Sale”

the completion of an agreement whereby any person (including a firm, company or other entity and acting either alone or in concert with others) becomes entitled to acquire the whole, or substantially the whole, of the Company’s undertaking, business and assets;

“Cessation Date”

the date of the Optionholder’s death or, in the case of the cessation of his employment within the Group, the date on which notice of termination of his employment is given by or to him unless the Directors determine that it shall be a later date before the statutory or contractual expiry of his notice period;
“Change of Control”

a person (including a firm, company or other entity and acting either alone or in concert with others) who did not own Shares in the Company immediately before obtaining such Control, obtaining Control of the Company other than in the course of a Reorganisation as a result of:

(a) making an offer to acquire the whole of the issued share capital of the Company which is made on a condition such that, if it is satisfied, that person will have Control of the Company; or
(b) agreeing to enter into a share sale and purchase agreement with the shareholders of the Company on terms such that that person will obtain Control of the Company on completion;
“Compromise or Arrangement”

a scheme other than a Reorganisation involving the reconstruction of the Company or its amalgamation with any other company or companies pursuant to section 86 to 88 of the Cayman Islands Companies Act (as revised)

“Company Event”	an event within Clause 7 (Company Event);
“Compulsory Share Purchase”	a person becoming entitled or bound to acquire shares in the Company under section 88 of the Companies Act (as revised);
“Control”	has the meaning given by section 995 of the Income Tax Act 2007;
“Date of Grant	[ Grant Date Of Original Option (C)];
“Directors”	the board of directors for the time being of the Company or, if applicable, a duly authorised committee of the board;
“Exercise Price”	the price at which Shares may be acquired on exercise of the Option in accordance with Clause 2.2;
“Group”

the Company, any company which is the Company’s subsidiary, its holding company or a subsidiary of its holding company (as “subsidiary” and “holding company” are defined by section 1159 of the Companies Act 2006) and “Group Company” shall be construed accordingly;

“HMRC”	HM Revenue & Customs;
“ITEPA”	the UK’s Income Tax (Earnings and Pensions) Act 2003;

“Market Value”

in relation to a Share on any day, its market value determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 and disregarding any restrictions or risk of forfeiture attaching to the Shares

“NICs”	Class 1 national insurance contributions including, where the context permits, both primary (employees’) and secondary (employers’) NICs;
“Option”	the option granted by this Agreement;
“Original Grant Agreement”	has the meaning given in Recital (A);
“Original Option”	the option granted pursuant to the terms of the Original Grant Agreement over [No of Options at grant (D)] shares in the capital of the Original Grantor, with an exercise price of £0.0001 per share;
“Reorganisation”

a change of Control or compromise or arrangement under section 86 to 88 of the Cayman Islands Companies Act (as revised) such that the Company’s shares are exchanged for shares or securities in another company and the person or persons who will own the shares and securities in that other company immediately after that exchange will be the same, or substantially the same, as the persons who owned the shares immediately before such change of Control or compromise or arrangement;

“Share”	an ordinary share, with $0.0001 par value, in the capital of the Company; and
“Vest”	the Option has become capable of exercise in whole or in part and “Unvested” and “Vested” shall be construed accordingly.

1.2         Interpretation

(a)	Clause headings are for reference purposes only and shall not affect the construction of this Agreement;
(b)	references to any statutory provision are to that provision as amended or re-enacted from time to time; and
(c)	where the context permits words in the singular shall include the plural and the masculine shall include the feminine and vice versa.

2.           GRANT OF THE OPTION AND RELEASE

2.1         Consideration

(a)	In consideration of the release of the Original Option under Clause 2.1(b) below, the Company grants to the Optionholder the Option, which is an option to acquire the Option Shares at the Exercise Price, on the terms set out in this Agreement.

(b)	In consideration of the grant of the Option under Clause 2.1(a) above, the Optionholder:
(i)	waives all rights the Optionholder has or may have under the Original Option; and
(ii)	releases the Original Grantor from all obligations it has or may have under the Original Option.

2.2         Number of Shares

The Company hereby grants the Optionholder an Option to acquire [No of Active Options Post conversion(E)] Shares.

2.3         Exercise Price

The Exercise Price payable is £0.0000021711 per Share.

3.           NON-ASSIGNABILITY

This Option is not transferable and will lapse on the occasion of any assignment, charge, disposal or other dealing with the rights conveyed by it.

4.           RESTRICTIONS ATTACHING TO THE SHARES

The Shares are not considered to be restricted securities for the purposes of Chapter 2 of Part 7 of ITEPA.

5.           EXERCISE AND LAPSE OF THE OPTION

5.1         When the Option may first be exercised

Subject to Clause 5.3, the Option shall be capable of exercise in whole or in part at any time after it has Vested in accordance with Clause 5.2.

5.2         Vesting of the Option

Subject to Clauses 5.3 (Lapse of Option), Clause 6 (Death and Cessation of Employment as a Good Leaver) and Clause 7  (Company Events), the Option shall Vest and be capable of exercise:

(a)	as to one third on the third anniversary of the Date of Grant; and
(b)	as to the remaining two thirds in equal tranches of 1/24th at the end of each subsequent calendar month following the third anniversary of the Date of Grant,

so that the Option is fully Vested by the fifth anniversary of the Date of Grant.

5.3         Lapse of the Option

The Option (or any unexercised part) shall lapse on the first to occur of the following:

(a)	the Optionholder failing to comply with his obligations under Clause 3 (Non-Assignability);

(b)	the Cessation Date of the Optionholder’s employment within the Group other than by reason of his death or a reason specified in Clause 6.2 (Cessation of employment as a good leaver);
(c)	the expiry of the period in Clause 6.1 (Death of the Optionholder);
(d)	the expiry of the period in Clause 6.2 (Cessation of employment as a good leaver) ;
(e)	save as provided in Clause 8 (Option Rollover) in the case of a Change of Control, Compromise or Arrangement or Compulsory Share Purchase, the expiry of the applicable period in Clause 7 (Company Events) to the extent the Option has not then been exercised;
(f)	the date on which the Optionholder becomes bankrupt or does or omits to do anything as a result of which he is deprived of the legal or beneficial ownership of the Option; and
(g)	the tenth anniversary of the Date of Grant.

6.           DEATH AND CESSATION OF EMPLOYMENT AS A GOOD LEAVER

6.1         Death of the Optionholder

If the Optionholder dies before the Option (or any part of it) has been exercised any Unvested part of the Option shall Vest in full on the date of the Optionholder’s death and his personal representatives may exercise the Option (or any unexercised part) within 12 months after the date of his death.

6.2         Cessation of employment as a good leaver

If the Optionholder ceases to be employed within the Group before the Option (or any part of it) has been exercised by reason of:

(a)	injury, ill-health or disability evidenced to the satisfaction of the Directors;
(b)	redundancy within the meaning of the Employment Rights Act 1996 (or such equivalent legislation in any other jurisdiction, as may be applicable);
(c)	the Group Company or undertaking by which is employed being transferred outside the Group; or
(d)	any other reason the Directors consider justifies treating him as a good leaver for the purposes of this clause,

any Unvested part of the Option shall Vest in full on the Cessation Date and the Optionholder may exercise the Option (or any unexercised part) within 90 days after the Cessation Date or such longer period as the Directors may decide.

7.           COMPANY EVENTS

7.1          Acceleration of vesting

If there is a Company Event before the Option (or any part of it) has been exercised, any Unvested part of the Option shall Vest in full on the relevant Company Event and may be in exercised in accordance with whichever is applicable of Clauses 7.2 to 7.6 below.

7.2         Business Sale

If the Company Event is a Business Sale, the Option (or any unexercised part) may be exercised during the period of 40 days beginning with the unconditional completion of the relevant agreement or within such period not exceeding 90 days afterwards as the Directors shall decide.

7.3         Change of Control

Save as provided in Clause 8 (Option Rollover), if the Company Event is a Change of Control, the Option (or any unexercised part) may be exercised immediately prior to the Change of Control becoming effective or within such period not exceeding 90 days afterwards, as the Directors shall decide.

7.4         Compromise or Arrangement

Save as provided in Clause 8 (Option Rollover), if the Company Event is a Compromise or Arrangement, the Option (or any unexercised part) may be exercised immediately prior to the Court sanctioning the Compromise or Arrangement or within such period not exceeding 90 days afterwards, as the Directors shall decide.

7.5         Compulsory Purchase

Save as provided in Clause 8 (Option Rollover), if the Company Event is a Compulsory Purchase, the Option (or any unexercised part) may be exercised within the period the relevant person remains entitled or bound or such shorter period as the Directors shall decide.

7.6         Winding up

If there is a winding-up of the Company the Option (or any unexercised part) may be exercised conditionally upon the relevant resolution being passed at any time between the date notice is given and the date the resolution is passed or defeated.

8.           OPTION ROLLOVER

8.1         Conditions for rollover

If any company (the “Acquiring Company”) obtains Control of the Company as a result of an exchange of shares or a Change of Control, Compromise or Arrangement or Compulsory Share Purchase, the Optionholder may, if the Acquiring Company so agrees, be invited to release the Option in consideration of the grant of a new option (the “New Option”).

8.2         Grant of New Option

A New Option may only be granted:

(a)	if the total Market Value of the Shares which were subject to the Old Option immediately before it is released is materially the same as the total Market Value of the shares subject to the New Option immediately after it is granted; and
(b)	if the total amount payable by the Optionholder to acquire all the shares subject to the New Option is materially the same as the total Exercise Price that would have been paid to acquire all the Shares subject to the Old Option.

8.3         General

(a)	A New Option issued in consideration of the release of the Old Option shall be evidenced by a certificate issued by the Acquiring Company which shall import the relevant provisions of this Agreement.

(b)	The New Option shall, for all other purposes of this Agreement, be treated as having been acquired at the same time as the released Old Option.

8.4         Effect of a Change of Control etc. on the New Option

The New Option shall not become exercisable, nor shall it lapse, by virtue of the event pursuant to which it was granted.

9.           MANNER OF EXERCISE

9.1         Notice of exercise

The Option shall be exercisable in whole or in part by notice in writing (in the form or substantially in the form of that in the schedule to this Agreement) given by the Optionholder to the Company.  The notice of exercise of the Option shall be accompanied by a remittance in cleared funds for the Exercise Price payable or shall comply with such other arrangement for funding the Exercise Price as may be agreed with the Company.

9.2         Allotment or transfer of shares

Subject to Clause 9.3 below, within 30 days of the Option exercise the Company shall allot and/or procure the transfer of the Shares in respect of which the Option has been validly exercised and shall issue a definitive certificate in respect of the Shares.

9.3         Withholding on account of income tax and NICs

If the Company, any other Group Company or any other person is liable to account for income tax and/or NICs for which the Optionholder is liable by virtue of the exercise of the Option it or such other person may:

(a)	withhold the appropriate amount of tax and/or NICs from the Optionholder’s remuneration; or
(b)	make such other arrangements as it considers necessary (including without limitation the sale of Shares on behalf of the Optionholder, or the deduction from proceeds of Shares sold before proceeds are distributed to the Optionholder) to finance the amounts due, unless the Optionholder discharges the liability herself at the date of exercise.

9.4        Employers’ NICs

If the Company, and other Group Company or any other person is liable to account for Secondary Class 1 NICs (or such equivalent social security contributions in any other jurisdiction, as may be applicable) (Employers’ NICs) by virtue of the exercise of the Option the Directors may make it a condition of the exercise of the Option that the Optionholder either:

(a)	meets such liability to pay Employers’ NICs; or
(b)	enters into an election to transfer the liability for Employers’ NICs to the Optionholder in a form approved by HMRC (or by any other governmental taxation authority in any other jurisdiction, as may be applicable), and enters into such arrangements as may be approved by HMRC (or by any other governmental taxation authority in any other jurisdiction, as may be applicable) in order to ensure that the Employers’ NICs liability can be met.

9.5         Taxation elections

The Directors may make it a condition of the exercise of the Option that the Optionholder shall enter into a joint election with the Company or other Group Company by which the Optionholder is employed under section 431(1) ITEPA to disapply the provisions of Chapter 2 of Part 7 of that Act (or such other election, including, without limitation s83(b) of the US Internal Revenue Code, in any other jurisdiction, as may be applicable).

9.6         Other exercise conditions

The Directors may make it a condition of the exercise of the Option that the Optionholder agrees to adhere to the terms of any shareholders’ agreement which may exist, or which it is intended to implement at the date the Option is exercised, among some or all of the shareholders of the Company from time to time.

9.7         No exercise if conditions not met

The exercise of the Option (in whole or in part) shall not be permitted unless the Directors are satisfied at the relevant time that all conditions relating to such exercise pursuant to this Agreement have been met.

10.         VARIATION OF SHARE CAPITAL

If there is any variation of the Company’s share capital (including by way of capitalisation issue, rights issue, subdivision, consolidation or reduction) the Exercise Price and the number of Shares subject to the Option may be adjusted in such manner as the majority of the shareholders of the Company consider to be fair and reasonable provided that the total amount payable on the exercise of the Option shall not be increased and, if Shares are to be issued on the exercise of the Option, the Exercise Price per Share is not reduced below its nominal value.  The Company shall give notice of any such adjustment to the Optionholder.

11.         ADMINISTRATION

11.1       Discretion to be exercised fairly and reasonably

When exercising any of the discretions conferred on them by this Agreement the Directors must act fairly and reasonably.

11.2       Directors’ decisions to be final and binding

The decision of the Directors shall be final and binding in all matters relating to this Agreement.

11.3       Provision of documents to the Optionholder

The Company may, but shall not be obliged to, provide the Optionholder with copies of any notices circulars or other documents provided to shareholders of the Company.

11.4       Data protection

The Company will collect and process information relating to the Optionholder for the purposes of this Agreement in accordance with the Company’s employee privacy policy.

12.         GENERAL

12.1       Availability of Shares to satisfy the Option

The Company will at all times keep available sufficient authorised and unissued Shares, or shall ensure that sufficient Shares will be available, to satisfy the exercise of the Option taking account of any other obligations of the Company to issue Shares.

12.2       Ranking of Shares

Shares allotted on the exercise of the Option shall rank equally in all respects with the Shares of the same class for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of allotment, and in the case of a transfer of existing Shares the Optionholder shall not acquire any rights attaching to such Shares by reference to a record date prior to the date of such transfer.

12.3       Relationship with contract of employment and exclusion of liability

Notwithstanding any other provision of this Agreement:

(a)	the Optionholder shall not be entitled, and by accepting this Option he shall be deemed to have waived any possible entitlement, to any compensation for any loss he may suffer as a result of the exercise by the Directors of any discretion given to them in accordance with this Agreement, or the failure by the Directors to exercise any such discretion, even if such exercise or failure to exercise constitutes a breach of contract by the Company or a breach of any other duty owed by the Company or gives rise to any other claim whatsoever; and
(b)	if the Optionholder shall cease to be employed within the Group for any reason whatsoever, including as a result of being wrongfully or unfairly dismissed, he shall not be entitled, and by accepting the Option he shall be deemed to have waived any possible entitlement, to any sum or benefit to compensate him for any loss or curtailment of any right or benefit accrued or in prospect under this Agreement, and no such loss or curtailment shall form part of any claim for damages for breach of the Optionholder’s contract of employment or compensation for unfair or wrongful dismissal or any other claim whatsoever.

12.4       Amendments

This Agreement may be amended in any respect if both the Company and the Optionholder agree.

12.5       Notices

Any notice or other communication required or to be made in connection with the Option shall be in writing and shall be delivered personally, sent by pre-paid first class post, recorded delivery post, commercial courier or fax or email (but fax and email communications shall only be treated as having been validly sent if the sender has an appropriate confirmation of receipt).

12.6       Counterparts

This Agreement may be executed in any number of counterparts, but shall not be effective until each party has signed at least one counterpart. Each executed counterpart shall constitute an original of this Agreement but all the counterparts together will constitute one and the same instrument.

12.7       Governing law

This Agreement and the Option shall be governed by and construed in accordance with the laws of England and Wales and the courts of England and Wales shall have exclusive jurisdiction to hear any claim or dispute arising out of it.

In Witness of which this Agreement has been executed and delivered by the parties on the above date.

Executed as a Deed by
ArQit Limited

acting by a Director, in the presence of
Director

Witness’ signature:
Witness’ name (in Block Capitals):
Witness’ address:

Executed as a Deed by
ArQit Quantum Inc.

acting by a Director, in the presence of
Director

Witness’ signature:
Witness’ name (in Block Capitals):
Witness’ address:

Signed as a Deed by a director of the ArQit Limited under a Power of Attorney for and on behalf of [Name of Optionholder (A)] in the presence of:

Witness’ signature:
Witness’ name (in Block Capitals):
Witness’ address:

Schedule 1

ArQit Quantum Inc. - Notice of Exercise of Option

To:The Directors, ArQit Quantum Inc. (the “Company”)

1.	I hereby exercise the option (the “Option”) granted to me by an option agreement (the “Option Agreement”) dated [•][1] and made between the Company and me in respect of [all/[•]][2] the Ordinary $0.0001 shares (the “Option Shares”) subject to it.
2.	I enclose a remittance in respect of the exercise price or other completed documentation relating to other arrangements for payment of the exercise price agreed with the Company.[3]
3.	I request you to allot or procure the transfer to me of the Option Shares and I agree to accept them subject to the Memorandum and Articles of Association of the Company.
4.	If, as a result of the exercise of the Option, a liability to income tax and social security contributions (“Tax”) arises and the Company is liable to account for this on my behalf, to the extent it is recoverable from me I wish to meet this liability by:[4]
●	authorising the Company or other entity which is my employer or former employer to deduct the Tax from my next salary payment;
●	paying the Company or other entity which is my employer or former employer such amount as is necessary to cover the Tax within 14 days of my receiving details from the Company of the amount of Tax; or
●	agreeing to the sale by the Company of sufficient of my Option Shares to meet the Tax.

…………………………………………… Name of Optionholder	………………………………………… Signature of Optionholder

…………………………………………… Date

1	Insert date of rollover option agreement.
2	Delete as appropriate and insert number of shares if partial exercise.
3	Insert aggregate exercise price payable.
4	There may be a tax liability on exercise if, e.g, you have ceased to work full-time but have been permitted to keep the option.

Please delete as applicable – if no selection is made the Company will withhold sufficient option shares to cover any tax.